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                                                                    EXHIBIT 12.1

                             PACCAR Financial Corp.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                     PURSUANT TO SEC REPORTING REQUIREMENTS
                             (Thousands of Dollars)


                                                                               Year ended December 31
                                                 ----------------------------------------------------------------------------------
                                                      1999             1998             1997            1996             1995
                                                      ----             ----             ----            ----             ----

FIXED CHARGES
  Interest expense                                 $   136,055      $   112,958      $   101,440     $    98,536      $    89,796
  Portion of rentals
      Deemed interest                                      828              704              257             244              238
                                                   -----------      -----------      -----------     -----------      -----------

TOTAL FIXED CHARGES                                $   136,883      $   113,662      $   101,697     $    98,780      $    90,034
                                                   ===========      ===========      ===========     ===========      ===========

EARNINGS
  Income before taxes                              $    54,007      $    40,378      $    50,697     $    52,180      $    46,730

FIXED CHARGES                                          136,883          113,662          101,697          98,780           90,034
                                                   -----------      -----------      -----------     -----------      -----------

EARNINGS AS DEFINED                                $   190,890      $   154,040      $   152,394     $   150,960      $   136,764
                                                   ===========      ===========      ===========     ===========      ===========

RATIO OF EARNINGS
  TO FIXED CHARGES (1)                                1.39x            1.36x           1.50x            1.53x           1.52x


(1) The method of computing the ratio of earnings to fixed charges shown above complies with SEC reporting requirements but differs from the method called for in the Support Agreement between the Company and PACCAR. See
      Exhibit 12.2.

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